FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): February 1, 1999

                          Elephant & Castle Group Inc.
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             (Exact name of registrant as specified in its charter)


British Columbia, Canada            1-12134                 N/A
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(State or other                   Commission            IRS Employer
jurisdiction                       File No.            Identification No.
of incorporation)


                 856 Homer Street, Vancouver B.C. Canada V6B 2W5
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                    (Address of principal executive officer)


       Registrant's Telephone Number, including area code: (604)684-6451

ITEM 5.           OTHER EVENTS

         On and as of February 1, 1999, the Registrant entered into series of subscription agreements with a group of investors pursuant to which the investors acquired approximately $3,300,000 in principal amount of newly issued Convertible Subordinated Notes of the Registrant due December 31, 2003 (the "Notes"). The Notes are convertible into Common Shares at the rate of $2.00 per Share, a price representing a small premium above the trading price for the Common Shares immediately before the transaction.

         In addition, the Registrant issued and the Investors acquired, one year Warrants to purchase additional Common Shares of the Registrant at $3.00 per Share. A total of approximately 1,650,000 of one year Warrants were so issued. GE Investment Private Placement Partners II, a Limited Partnership ("GEIPPP") acquired $2,000,000 of the Notes of 1,000,000 of the One Year Warrants by exchanging certain Exchange Notes due March 31, 2000. The Common Shares purchasable by the Investors on conversion of the Notes, and on exercise of the Warrants, if exercised, are required to be covered by a registration statement relating to such Common Shares to be filed by the Company.

         The Registrant intends to use the proceeds of the Convertible Subordinated Notes, and the Warrants, if exercised, to meet general obligations of the Company and to continue to build and develop its restaurants under the brand names, Elephant & Castle, Alamo, and, with respect to a joint venture in Canada only, Canadian Rainforest Restaurants Cafe. A Canadian Rainforest restaurant was opened in Toronto, Canada (Scarborough) in February, 1999.

         Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         Elephant & Castle Group Inc.



                                         By    /s/Rick Bryant
                                               --------------
                                               Rick Bryant
                                         Title Chief Financial Officer


Dated: February 12, 1999